Exhibit 23.1

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statement on Form S-1 (File no. 333-281789) and into any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, of our Report of Independent Registered Public Accounting Firm, dated January 4, 2024, on the balance sheet of Richtech Robotics Inc. as of September 30, 2023, and the related statements of operations, changes in stockholder’s equity, and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

August 29, 2024

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com